Exhibit 10.1

April 26, 2006

Richard D. Snyder

Dear Rick:

We need people who believe in the power of technology, who believe in always looking for a better way, and who believe that customer relationships are sacred. We need people who have energy as well as talent, values as well as skills, caring as well as experience. Not everybody meets those standards. We think you do.

With that in mind, we are pleased to extend to you the following offer of temporary employment:

•	Position: Interim Chief Executive Officer reporting to Gateway’s Board of Directors with an employment start of February 8, 2006. It is understood that Gateway will continue its search for a permanent CEO while you are in this interim position. It is anticipated that your employment will continue until such time as a permanent CEO is named, unless a decision is made to terminate your employment (with or without cause) either by you or the Board of Directors. Because of the temporary nature of this position, no severance will be payable to you when your employment terminates.

While serving in the role of Interim Chief Executive Officer it is anticipated that you will also continue in your role as Chairman of the Board. However, by accepting the Interim Chief Executive Officer position and the compensation set forth herein, you agree to forgo receiving any separate compensation to which you would otherwise be entitled as Chairman of the Board.

•	Salary: Base salary in the annualized amount of $500,000 per year, payable in accordance with Gateway’s practices (currently bi-weekly).

•	Bonus: You will not be eligible to participate in the Gateway Bonus Plan.

•	Stock Option Plan: Pursuant to the enclosed Option Agreement, you will be granted 600,000 option shares (non-qualified stock option) under the Company’s 2000 Equity Incentive Plan.

•	Vacation/Sick: You will not have a set allotment of vacation time as you must be available at any time, including those times when you are taking time off. At Gateway, those in vice president and higher roles are expected to respond to email, phone calls and may be required to attend meetings remotely even while on time off. As a result, it is Gateway’s policy to not place a set limit on the ability of those in vice president and higher roles to take time off. However, you may be required to provide notification of your intention to take time off and such time off must not conflict with Gateway’s business needs. You will be awarded up to 5 sick days per year, up to a maximum accrual of 20 days. In addition, Gateway recognizes 9 paid holidays.

•	Health and Medical Benefits: You are eligible on your date of hire to participate in the following Gateway group plans, in accordance with the terms of each respective plan: health, dental, vision, life insurance and Section 125 Flexible Spending Accounts (medical and dependent care spending accounts). You need to enroll online within 31 days of your hire date. For additional information about health and medical benefits, you may contact Gateway’s Benefits Helpline at 888-225-7151.

•	401(k) Investment Plan: You will be immediately eligible to enroll in the Retirement Savings Plan. The Company matches 50% of the first 6% of salary deferral upon enrollment with vesting in Company match of 50% after one year of service and 100% after two years of service. You will be automatically enrolled at a contribution rate of 3% of your pretax eligible earnings (base salary only). Your contributions will be invested in the Managed Income Portfolio. If you do not wish to contribute to the Plan, you must change your contribution rate to 0% within the first 30 calendar days or your eligibility. You may also increase or decrease your contribution rate at any time.

This employment offer is contingent upon passing Gateway’s pre-employment background check, verifying all information presented is true and accurate, signing Gateway’s Non-Compete, Non-Disclosure, and Intellectual Property agreement, completing an I-9 form, which establishes identity and employment eligibility, signing the Consent Concerning Consumer and Investigative Consumer Reports, as well as other documents which will be provided to you.

Rick, we believe this is a great opportunity for both you and Gateway and look forward to working with you. Please confirm as indicated below that you wish to join our team and return this signed letter along with an original signed copy of the enclosed “Non-Compete, Non-Disclosure and Intellectual Property Agreement” to Mike Tyler, General Counsel.

Sincerely,

/s/ Michael R. Tyler
Michael R. Tyler
Chief Legal and Administrative Officer

ACCEPTED PURSUANT TO THE TERMS SET FORTH ABOVE:

/s/ Richard D. Snyder	April 26, 2006
Richard D. Snyder	Date

This letter does not constitute either an implied or express contract of employment. At Gateway, employment is “at-will.” This means that you can terminate your employment at any time and for any reason and that the company reserves the right to terminate your employment on the same basis, with or without cause. The “at will” employment relationship cannot be changed without the express written consent of the Company and the employee. Bonus payments are in fact discretionary. This means that the Company, in its sole dissection with or without notice, can discontinue the bonus program or materially change it. You acknowledge and agree that your employment with Gateway will be “at will” regardless of any other language or phrase in this letter to the contrary.

/s/ RDS	April 26, 2006
Initial	Date

NON-COMPETE, NON-DISCLOSURE AND INTELLECTUAL PROPERTY AGREEMENT

This Non-Compete, Non-Disclosure and Intellectual Property Agreement (“Agreement”) is made and entered into by and between Richard D. Snyder and Gateway, Inc., a corporation having an office at 7565 Irvine Center Drive, Irvine CA, including its subsidiaries (“Gateway” or “Company”).

INTRODUCTION

Gateway is in the highly competitive national and international business of directly and indirectly, selling and marketing computers, computer related products, peripherals providing computer related services. As such, Gateway has developed, and continues to develop and use, commercially valuable proprietary technical and non-technical information, processes, methods and techniques, which are vital to the success of its business. Gateway also has developed substantial favorable goodwill with both consumer and business customers alike.

You understand that, if employed, you will be trained in Gateway’s business procedures and processes and may or will have access to certain confidential information belonging to Gateway, which the Company considers to be among its most valuable assets. You also understand that in order for Gateway to protect its secret and confidential information and its goodwill with customers, it is necessary for Gateway to, among other things and to the maximum extent permitted by law, reasonably restrict your ability to compete against Gateway. In keeping with this understanding, you acknowledge that the restrictions on your ability to disseminate such information and compete with Gateway, as set forth more fully herein, are necessary and proper for the protection of Gateway and, at the same time, are fair to you.

Therefore, in consideration of your employment at Gateway you agree to the following:

1.	CONFIDENTIALITY: Except as expressly directed by Gateway and in the performance of your duties at Gateway, you will not directly or indirectly, during your employment or thereafter, disclose or make any use, for your own benefit or for the benefit of any third party or a business or entity other than Gateway, of any Confidential Information. The term “Confidential Information” means all information which is (a) disclosed to or known by you as a consequence of or through your employment with Gateway and (b) not generally known to persons, corporations, organizations or others outside Gateway. It includes things such as technical or non-technical data, formulas, computer programs, devices, methods, techniques, drawings, processes, methods of manufacture, financial data, customer specific information, supplier specific information, cost information, production and sales information, and marketing plans and strategies. You must limit dissemination of Confidential Information to only those Gateway employees who have a need to know. You also must return all Confidential Information and all documents, notes, or physical evidence thereof to Gateway upon the termination of your employment with Gateway or at Gateway’s request, whichever occurs first.

2.	NON-COMPETITION COVENANT (Generally not applicable in California): As a reasonable measure to assure the non-disclosure of Gateway’s Confidential Information and to protect Gateway’s customer relationships, you agree that, during your employment with Gateway and for a period of either one (1) year following termination of employment or one (1) year following Gateway’s obtaining injunctive relief to prevent you from violating this covenant, whichever is later, you will not, directly or indirectly, work for, own, manage, operate, control or participate in the ownership, management, operation or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation or institution that is a competitor of Gateway. For purposes of this Agreement, “competitor” shall mean any person or business entity that, directly, designs, markets, or sells computers, computer related products and peripherals or computer related services. The above restrictions on your activities during and after termination of your employment with Gateway only apply where your activities have the potential to lead to disclosure or use, inadvertent or otherwise, of Gateway’s Confidential Information as defined in Paragraph 1 of this Agreement.

3.

SCOPE OF NON-COMPETITION AGREEMENT: You acknowledge that Gateway’s business is national and international in scope, that this Agreement is limited in time and scope so as to be reasonable and equitable to you and Gateway, and that it will not prevent you from earning a livelihood should your employment with Gateway terminate for any reason. You and Gateway agree that it is not your intention to violate any public policy, statutory rule or regulation, or common law by entering into this Agreement. Accordingly, if any part of any covenant contained in Paragraph 2 hereof is determined by a court of competent jurisdiction to be overly broad, thereby making the covenant unenforceable, the parties agree that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that, as modified, the covenant shall be fully enforceable as if set forth herein by the parties themselves in modified form.

4.	REMEDIES FOR BREACH OF AGREEMENT: You acknowledge and agree that irreparable harm would result from your breach of the covenants contained in this Agreement and that monetary damages alone would not provide adequate relief. Accordingly, if you breach a covenant of this Agreement, you acknowledge and agree that injunctive relief in favor of Gateway would be proper. In addition, you agree that any award of injunctive relief does not preclude Gateway from also seeking or recovering compensatory or punitive damages that may have resulted from the breach.

5.	NON-SOLICITATION: You agree that, during your employment at Gateway and for a period of one (1) year following termination thereof, you will not, either directly or indirectly, (i) solicit any of Gateway’s customers; (ii) recruit, influence, solicit, induce or attempt to induce, or encourage others to recruit, influence, solicit, or induce, any employee of Gateway to terminate their employment with, or otherwise cease their relationship with Gateway, in order to join an entity with which you are affiliated; or (iii) hire any employee of Gateway as a result of any such recruitment, influence, solicitation, encouragement, or inducement.

6.	DISCLOSURE OF INTELLECTUAL PROPERTY: You agree that during your employment, you will promptly advise Gateway of any and all improvements, inventions, developments, discoveries, innovations, and other things which may be of assistance to Gateway, whether patentable or not, including works of authorship and all ideas, processes, trademarks, service marks, copyrights, formulas, computer programs, etc., relating to or arising out of any development, service, or products of, or pertaining in any manner to, the business of Gateway, and made or conceived by you, alone or with others, while employed by Gateway or within one (1) year of your termination of employment (collectively “Intellectual Property”). You acknowledge and understand that patent applications pursued by you, directly or indirectly, within one (1) year following your employment with Gateway, will create a rebuttal presumption that the information, trade secrets, know-how, knowledge, etc. upon which the technology, inventions, or Intellectual Property is based, relates to, arose from/during, or in the course of your employment with Gateway.

7.	ASSIGNMENT OF INTELLECTUAL PROPERTY: You agree that all Intellectual Property, as defined in Paragraph 6 hereof, except as listed in Attachment “A”, shall be and remain the sole and exclusive property of Gateway and that you will, at the request of Gateway and without further consideration, (i) assign to Gateway or its nominee all right, title and interest in and to any such Intellectual Property and (ii) do all things reasonably necessary to insure Gateway’s ownership of such Intellectual Property, including without limitation, the execution of any necessary documents required to enable Gateway to obtain patents or copyrights in the United States and foreign countries with respect to such Intellectual Property. You understand that Gateway does not waive (and expressly retains) its shop rights, work for hire, implied licenses and other rights resulting from its employment of you. If, during the course of your employment with Gateway, you create any original work of authorship fixed in any tangible form, alone or jointly with others, which comes from your knowledge of the activities of Gateway gained through your employment with Gateway, such work shall be deemed a “work for hire” under the copyright laws and shall be owned by Gateway. You understand that any assignment or release of such works can only be made by Gateway and, at Gateway’s expense, and that you will do everything reasonably necessary to enable Gateway to acquire and enforce its rights in such works.

8.	NO EMPLOYMENT CONTRACT: This Agreement is not a contract of employment and does not give you any right to employment for any specific period of time. At Gateway, employment is at-will. This means that you have the right at any time to terminate your employment for any reason. It also means that Gateway has the right to terminate you on the same basis, with or without cause.

9.	MISCELLANEOUS:

a.	This Agreement constitutes the entire agreement between you and Gateway with respect the subjects covered herein and may not be modified or amended except by a writing signed by you and Gateway. You acknowledge that by signing this Agreement, you have not relied on any statements or promises not contained herein. You further acknowledge that this Agreement supersedes any and all prior agreements, arrangements, and understandings, whether written or oral, with respect to the subject matters contained herein.

b.	The validity, interpretation and legal effect of this Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

c.	Each provision of this Agreement shall be considered severable and if a provision is, for any reason, held to be invalid or overbroad, all remaining provisions shall be enforceable.

d.	You agree that Gateway’s failure to enforce the provisions contained in Paragraph 2 of this Agreement against any other employee does not waive Gateway’s right to enforce those provisions against you.

e.	You agree that upon termination of your employment with Gateway for any reason, and during the period of time defined by Paragraph 2, you will advise Gateway of the name and address of your prospective employer at least fourteen (14) calendar days prior to commencing such employment. You agree to also provide Gateway, upon request by Gateway, with a detailed description of the duties and responsibilities of the position with the prospective new employer. The parties agree that this provision is reasonably necessary under Paragraph 2 of this Agreement.

f.	This Agreement shall be binding upon you and your heirs and legal representatives, and shall inure to the benefit of Gateway and its successors and assigns.

Executed this 26th day of April, 2006

By:	/s/ Richard D. Snyder
Richard D. Snyder

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